SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

DALLAS, TEXAS – October 11, 2016 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its September, third quarter, and year-to-date preliminary traffic statistics.

The Company flew 9.9 billion revenue passenger miles (RPMs) in September 2016, an increase of 7.9 percent from the 9.2 billion RPMs flown in September 2015. Available seat miles (ASMs) increased 6.0 percent to 11.8 billion in September 2016, compared with September 2015 ASMs of 11.1 billion. The September 2016 load factor was a record for the month of September at 84.2 percent, compared with 82.7 percent in September 2015. The Company continues to estimate its third quarter 2016 operating revenue per ASM (RASM) will decline in the 3.5 to 4.5 percent range, as compared with third quarter 2015*, with approximately 0.5 point of the decline resulting from the Company's July 2016 technology outage.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

SEPTEMBER
	2016	2015	Change
Revenue passengers carried	10,148,682	9,421,347	7.7%
Enplaned passengers	12,302,964	11,536,417	6.6%
Revenue passenger miles (000s)	9,938,610	9,206,955	7.9%
Available seat miles (000s)	11,797,272	11,133,628	6.0%
Load factor	84.2%	82.7%	1.5 pts.
Average length of haul	979	977	0.2%
Trips flown	105,535	101,467	4.0%

THIRD QUARTER
	2016	2015	Change
Revenue passengers carried	31,768,550	30,559,019	4.0%
Enplaned passengers	38,852,737	37,765,903	2.9%
Revenue passenger miles (000s)	32,315,952	31,052,660	4.1%
Available seat miles (000s)	37,881,510	36,360,340	4.2%
Load factor	85.3%	85.4%	(0.1) pts.
Average length of haul	1,017	1,016	0.1%
Trips flown	332,420	325,301	2.2%

YEAR-TO-DATE
	2016	2015	Change
Revenue passengers carried	92,712,998	87,802,757	5.6%
Enplaned passengers	112,960,419	107,535,145	5.0%
Revenue passenger miles (000s)	93,431,810	87,771,907	6.4%
Available seat miles (000s)	111,374,942	105,133,835	5.9%
Load factor	83.9%	83.5%	0.4 pts.
Average length of haul	1,008	1,000	0.8%
Trips flown	981,409	948,180	3.5%

*Operating revenues used in the calculation of third quarter 2015 RASM exclude a $172 million one-time non-cash special revenue adjustment as shown in the following reconciliation. Additional information regarding the special revenue adjustment is available in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Three months ended
(in millions)	September 30, 2015
Operating Revenues, as reported	$5,318
Deduct: Special revenue adjustment	(172)
Operating Revenues, Non-GAAP	$5,146

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SW-T